-- WITH LOGO -- TO BUSINESS AND MEDICAL EDITORS:

        LaserSight in Negotiations with GE Healthcare Financial Services
                             To Amend Defaulted Loan

      WINTER PARK, Fla., June 20 /PRNewswire-FirstCall/ -- LaserSight Incorporated (OTC Bulletin Board: LASE) announced today that it has been advised by GE Healthcare Financial Services, Inc., as successor-in-interest to Heller Healthcare Finance, Inc., ("GE") that its loans to LaserSight are currently in default due to an adverse material change in the financial condition and business operations of LaserSight.

      As previously announced in its most recently filed 10-Q Quarterly report, the Company had minimal cash and was unable to manufacture products due to limited inventories and unfavorable financial relationships with its vendors. At that time, the Company also reported that it was in continued negotiations with the holder of approximately 97% of its Series H Preferred Shares for a cash infusion. LaserSight is currently in negotiations GE for a modification and restructuring of its defaulted loans and these negotiations have progressed to the "term sheet" stage. The Company hopes that negotiations with the holders of the Series H Preferred Shares and GE will be completed in the near term.

      This press release contains forward-looking statements regarding future events and future performance of the Company, including statements with respect to, consummation of a proposed transaction and commercialization of products, all of which involve risks and uncertainties that could materially affect actual results. Such statements are based on Management's current expectations and actual results could differ materially. Investors should refer to documents that the Company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.

    Contact:
    Bill Kern
    Sr. Vice President -- Corporate Development 407.678.9900 extension 163 bkern@lase.com